Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in The Pepsi Bottling Group, Inc. and subsidiaries Registration Statement No. 333-154250 on Form S-8 of our reports dated February 22, 2010 relating to the consolidated financial statements and financial statement schedule of The Pepsi Bottling Group, Inc. and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the Company’s adoption of new accounting guidance for the presentation and disclosure of noncontrolling interests, new accounting guidance for defined benefit pension and other postretirement plans, related to the measurement date provision, new accounting guidance on the accounting for uncertain tax positions, and the Company’s shareholders adoption of the merger agreement with PepsiCo, Inc.) and effectiveness of The Pepsi Bottling Group, Inc. and subsidiaries internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Pepsi Bottling Group, Inc. and subsidiaries for the year ended December 26, 2009.
/s/ Deloitte & Touche LLP
New York, New York
February 22, 2010